Exhibit 6.7

FORM

IMMERSED INC.

2025 Equity Incentive Plan

STOCK OPTION AGREEMENT

1.             Grant of Option.

(a)             Grant. Immersed Inc., a Delaware corporation (the “Company”), hereby grants, as of the date first set forth below (the “Grant Date”), pursuant to the Company’s 2025 Equity Incentive Plan (the “Plan”) and this Stock Option Agreement (this “Agreement”), to the individual named below (the “Optionee”) an option (the “Option”) to purchase the number of shares of the Company’s Series A Common Stock, $0.00001 par value per share (the “Shares”) at a purchase price per share (the “Exercise Price per Share”) as follows:

Optionee:	[_____________]
Number of Shares:	[_____________]
Exercise Price per Share:	$[_____________]
Grant Date:	[_____________, 2025]
Expiration Date:	[10th anniversary of Grant Date]
Vesting Commencement Date:	[Grant Date]
Type of Option:	[☐ ☒ Incentive Stock Option [☐ ☒ Non-Qualified Stock Option

(b)             Defined Terms. Unless otherwise provided herein, capitalized terms used in this Agreement but not defined in this Agreement shall have the corresponding meanings attributed thereto in the Plan.

(c)             Plan and Agreement. The Option shall be subject to the terms and conditions set forth in this Agreement and the Plan, which is hereby incorporated by reference as if fully set forth herein. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

(d)             Type of Option. Unless designated as a Non-Qualified Stock Option in Section 1(a), the Option will be an Incentive Stock Option to the maximum extent permitted by applicable law. If the Option is designed as an Incentive Stock Option in Section 1(a), the Optionee acknowledges that (i) to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of all shares with respect to which Incentive Stock Options granted to the Optionee, including the Option (if applicable), are exercisable for the first time by the Optionee in any calendar year exceeds $100,000 (or such other limitation as imposed by Section 424(d) of the Code), the Option and such other options will be treated as not qualifying under Section 422 of the Code and therefore will be treated as Non-Qualified Stock Options, (ii) the rule set forth in the immediately preceding clause (a) shall be applied by taking options into account in the order in which they were granted and (iii) the Code imposes other limitations on the ability of the Option to qualify as an Incentive Stock Option.

2.             Vesting and Exercise Schedule

(a)             Generally. The Option shall initially be unvested and shall be eligible to become vested and exercisable in increments as provided in this Section 2(a), which increments shall be cumulative. Provided that the Continuous Service of the Optionee continues through and on the applicable vesting date (each, a “Vesting Date”), twenty-five percent (25%) of the Option shall be eligible to vest on the one-year anniversary of the Vesting Commencement Date, and the balance of the Option shall vest in thirty-six (36) equal and consecutive monthly installments thereafter such that, provided that the Option has not otherwise terminated or expired in accordance with the provisions hereof, the Option shall be fully-vested on the fourth anniversary of the Vesting Commencement Date. For purposes of this Agreement, “Vesting Commencement Date” means [the Grant Date].

(b)             No Partial Vesting. There shall be no proportionate or partial vesting of the Option for or in the periods prior to each Vesting Date, and all vesting of the Option shall occur, if at all, only on the appropriate Vesting Date.

(c)             Termination of Continuous Service. Upon the termination of the Optionee’s Continuous Service for any reason, any unvested portion of the Option shall automatically terminate and be null and void. Moreover, in the event that the Optionee’s Continuous Service is terminated by the Company or any of its Affiliates for Cause or terminates at a time when grounds for Cause exist, the vested portion of the Option shall also automatically terminate and be null and void upon the termination of the Optionee’s Continuous Service.

3.             Method of Exercise.

(a)             Notice of Exercise and Payment. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 2 hereof by written notice, in a form to be provided by the Company or, in the Company’s discretion, in any other form acceptable to the Company, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised after (i) receipt by the Company of such written notice accompanied by the Exercise Price, (ii) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable federal, state, local or other withholding requirements and (iii) receipt by the Company of the additional agreements or instruments referred to in Section 3(b) below. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

(b)             Additional Agreements. As a condition to the exercise of any portion of the Option pursuant to this Agreement and at any time after the exercise of any portion of the Option, the Company may in its discretion require that the Optionee (or other Person exercising the Option) execute: (i) any Stockholder-Related Agreements or a joinder to any such Stockholder-Related Agreements, (ii) if the Optionee or the Optionee’s spouse is a resident of a community property jurisdiction, an executed spousal consent in the form attached hereto as Exhibit A (or in such other form as may be required by the Company), (iii) the Investment Representation Statement in the form attached hereto as Exhibit B (or in such other form as may be required by the Company) and (iv) the transfer power in the form attached hereto as Exhibit C (or in such other form as may be required by the Company).

4.             Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) to the extent permitted by the Committee, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option; (d) to the extent permitted by the Committee, following an initial public offering of securities of the Company, pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the Exercise Price and any applicable income or employment taxes; or (e) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

5.             Termination of Option. Any vested but unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(a)             immediately upon the termination of the Optionee’s Continuous Service by the Company or any Affiliate of the Company for Cause or a termination of the Optionee’s Continuous Service for any other reason at a time when grounds for Cause exist;

(b)             one year after the date on which the Optionee’s Continuous Service is terminated by reason of the Optionee’s death or Disability provided that no grounds for Cause existed at the time of such termination of Continuous Service;

(c)             three months after the date on which the Optionee’s Continuous Service terminates for any reason other than under the circumstances described in clauses (a) or (b) above; or

(d)             the Expiration Date.

6.             Restrictions While Stock is Not Registered.

(a)             Definition of Restricted Securities. Any (i) Shares acquired upon exercise of the Option, (ii) shares of the Company’s capital stock or other securities received as a dividend or other distribution upon such shares and (iii) shares of capital stock or other securities of the Company or any other entity into which such shares may be changed or for which such shares shall be exchanged, whether through reorganization, recapitalization, stock split-ups or the like (collectively, (i), (ii) and (iii), the “Restricted Securities”), shall be subject to the provisions of this Section 6 at all times, and only at those times, that the Registered Securities are not registered under the Securities Exchange Act of 1934, as amended (such times during which any Restricted Securities are not so registered sometimes hereinafter being referred to as the “Unregistered Period”).

(b)            No Sale or Pledge of Restricted Securities. Except as otherwise provided herein, the Optionee agrees and covenants that during the Unregistered Period the Optionee shall not Transfer, either voluntarily or by operation of law (all hereinafter collectively referred to as “transfers”), any or all of the Restricted Securities or any interest therein except in accordance with and subject to the terms of this Section 6 and any applicable Stockholder-Related Agreements. The terms and conditions set forth in this Section 6 shall not be interpreted to limit in any way the terms and conditions set forth in any applicable Stockholder-Related Agreement.

(c)            Call Right upon Termination of Continuous Service.

(i)             Call Option. In accordance with and subject to the terms and conditions set forth in this Section 6, at any time during the Unregistered Period, in the event of the occurrence of the Optionee’s termination of Continuous Service for any reason (a “Trigger Event”) the Company shall have the right to require the Optionee and, if applicable, any or all permitted transferees of the Shares (the Optionee and each such permitted transferee, a “Repurchase Holder”) to sell to the Company or one or more of its designees any or all of the Restricted Securities (such right, the “Call Option”, and any Restricted Securities elected to be repurchased as a result of the exercise of the Call Option, “Repurchase Securities”). The Company or its designee(s) may elect to exercise the Call Option by delivering an irrevocable written notice of exercise (the “Repurchase Call Notice”) to the applicable Repurchase Holder (or such Repurchase Holder’s estate in the event of such Repurchase Holder’s death) within one year after the later of (x) the Trigger Event and (y) the date on which no portion of the Option remains exercisable. If any Repurchase Securities are held by more than one Repurchase Holder, the Repurchase Securities will, unless otherwise determined by the Company, be repurchased pro rata from the Repurchase Holders based on each such Person’s percentage ownership of the Repurchase Securities. The Optionee agrees to cause any other Repurchase Holders to fully and faithfully comply with the provisions of this Agreement, including this Section 6, applicable to such Repurchase Holders.

(ii)            Purchase Price. In the event of a purchase pursuant to this Section 6(c), the purchase price for the applicable Repurchase Securities shall be the Fair Market Value of such Repurchase Securities on the date of the Trigger Event.

(iii)           Closing of Repurchase. The closing of the purchase of the Repurchase Securities pursuant to the exercise of the Call Option shall take place on the date designated by the Company or its designee(s) in the Repurchase Call Notice, which date shall not be more than ninety (90) days nor less than five (5) days after the date of such notice. The Company or its designee(s) shall pay for the Repurchase Securities by delivery of a check or wire transfer of funds, in the aggregate amount of the purchase price for Repurchase Securities. In addition, the Company may pay the purchase price for the Repurchase Securities by offsetting any bona fide debts owed by the Optionee or any Repurchase Holder to the Company. If the Company repurchases any Repurchase Securities, the purchase price for such Repurchase Securities may, at the option of the Company, be payable in cash or in the form of a promissory note payable by the Company in up to five equal annual installments commencing 12 months after the date of the closing of the repurchase of such Restricted Securities, together with interest on the unpaid balance thereof at the rate equal to the prime rate of interest as quoted in the Wall Street Journal on such date. The Company or its designee(s) shall be entitled to receive customary representations, warranties, covenants and indemnities from the Repurchase Holders of any Repurchase Securities purchased pursuant to this Section 6(c) regarding such sale of Repurchase Securities (including representations and warranties regarding good title to such Repurchase Securities, free and clear of any liens or encumbrances, but exclusive of any representations or warranties concerning the Company or its business). If there is more than one Repurchase Holder of Repurchase Securities, the failure of any one Repurchase Holder to perform its obligations hereunder shall not excuse or affect the obligations of any other Repurchase Holder, and the closing of the purchases from such other Repurchase Holders shall not excuse, or constitute a waiver of the Company’s or its designee(s)’ rights against, the defaulting Repurchase Holder.

(iv)          Miscellaneous Issues.

1)             If the Company or its designee shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Repurchase Securities to be purchased in accordance with the provisions of this Section 6, then from and after such time, (i) the Repurchase Holder from whom such Repurchase Securities are to be repurchased shall cease to have any rights as a holder of such Repurchase Securities (other than the right to receive payment of such consideration in accordance with this Section 6), (ii) such Repurchase Securities shall be deemed purchased in accordance with the applicable provisions hereof and the purchaser thereof shall be deemed the owner (of record and beneficially) and holder of such securities, whether or not the certificate (if certificated) representing such Repurchase Securities has been delivered as required by this Agreement and the Company shall update its ownership ledger accordingly and (iii) the purchaser(s) thereof may complete the transfer power executed by the Optionee attached hereto as Exhibit C to evidence such transfer.

2)             If any payment contemplated by this Section 6(c) would cause the Company or any of its Affiliates to violate Delaware or any other applicable law or would cause the Company or any of its Affiliates to breach any agreement to which any of them is a party relating to indebtedness for borrowed money or any other material agreement, the time periods provided in this Section 6(c) shall be tolled, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

3)             In the event of the Optionee’s death or Disability, references in this Section 6 to the Optionee shall be read to include the executor, executrix or representative of the Optionee, as appropriate.

(d)           Legends. The certificate or certificates representing any Restricted Securities acquired pursuant to the exercise of this Option prior to the last day of the Unregistered Period shall bear the following legends or notices, as applicable (as well as any legends or notices, as applicable, required by applicable state and federal corporate and securities laws or any Stockholder-Related Agreements):

(i)             “THE SECURITIES REPRESENTED HEREBY OR REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)            “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN A STOCK OPTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE. SUCH TRANSFER RESTRICTIONS AND REPURCHASE RIGHTS ARE BINDING ON TRANSFEREES OF THESE SHARES.”

(e)           Transfer Restrictions

(i)             Voluntary Transfer Repurchase Option. If Optionee desires to effect a voluntary Transfer of any of the Restricted Securities during the Unregistered Period, Optionee shall first give written notice to the Company of such intent to Transfer (the “Offer Notice”) specifying (i) the number of the Restricted Securities (the “Offered Shares”) and the date of the proposed Transfer (which shall not be less than thirty (30) days after the giving of the Offer Notice), (ii) the name, address, and principal business of the proposed transferee (the “Transferee”), and (iii) the price and other terms and conditions of the proposed Transfer of the Offered Shares to the Transferee. The Offer Notice by Optionee shall constitute an offer to sell all, but not less than all, of the Offered Shares, at the price and on the terms specified in such Offer Notice, to the Company and/or its designated purchaser. If the Company desires to accept Optionee’s offer to sell, either for itself or on behalf of its designated purchaser, the Company shall signify such acceptance by written notice to Optionee within thirty (30) days following the giving of the Offer Notice. Failing such acceptance, Optionee’s offer shall lapse on the thirty-first (31st) day following the giving of the Offer Notice. With such written acceptance, the Company shall designate a day not later than the later of (i) twenty (20) days following the date of giving its notice of acceptance, or (ii) the closing date in the Offer Notice, on which the Company or its designated purchaser shall deliver the purchase price of the Offered Shares (in the same form as provided in the Offer Notice) and Optionee shall deliver to the Company or its designated Purchaser, as applicable, all certificates evidencing the Offered Shares endorsed in blank for transfer or with separate stock powers endorsed in blank for transfer. The Company may in its sole and absolute discretion, notify the Optionee within thirty-one (31) days following the giving of the Offer Notice that it does not permit the Transfer of the Offered Shares to the Transferee pursuant to the terms and conditions set forth in the Offer Notice in which event any such Transfer or attempted Transfer by the Optionee to the Transferee shall be null and void. Upon the lapse without acceptance by the Company of Optionee’s offer to sell the Offered Shares, and unless the Company shall provide written notice to the Optionee within thirty-one (31) days following the giving of the Offer Notice that it will not permit the Transfer of the Offered Shares to the Transferee pursuant to the terms and conditions set forth in the Offer Notice, Optionee shall be free to Transfer the Offered Shares not purchased by the Company or the designated purchaser to the Transferee (and no one else), for a price and on terms and conditions which are no more favorable to the Transferee than those set forth in the Offer Notice, for a period of thirty (30) days thereafter, but after such period the restrictions of this Section 6 shall again apply to the Restricted Securities. The Offered Shares so Transferred by Optionee to the Transferee shall continue to be subject to all of the terms and conditions of this Section 6 (including paragraph (c) of this Section 6) and the Company shall have the right to require, as a condition of such Transfer, that the Transferee execute an agreement substantially in the form and content of the provisions of this Section 6, as well as any Stockholder-Related Agreement.

(ii)           Involuntary Transfer Repurchase Option. Whenever, during the Unregistered Period, Optionee has any notice or knowledge of any attempted, pending, or consummated involuntary Transfer or lien or charge upon any of the Restricted Securities, whether by operation of law or otherwise, Optionee shall give immediate written notice thereof to the Company. Whenever the Company has any other notice or knowledge of any such attempted, impending, or consummated involuntary Transfer, lien, or charge, it shall give written notice thereof to the Optionee. In either case, Optionee agrees to disclose forthwith to the Company all pertinent information in his possession relating thereto. If during the Unregistered Period any of the Restricted Securities are subjected to any such involuntary Transfer, lien, or charge, the Company and its designated purchaser shall at all times have the immediate and continuing option to purchase such of the Restricted Securities upon notice by the Company to Optionee or other record holder at a price and on terms determined according to Section 6(c) above, and any of the Restricted Securities so purchased by the Company or its designated purchaser shall in every case be free and clear of such Transfer, lien, or charge.

(iii)          Excepted Transfers. The provisions of Sections 6(e)(i) and (ii) shall not apply to Transfers of Restricted Securities by Optionee, either during his or her lifetime or upon his or her death, to his or her spouse and/or lineal descendants, with the Consent of the Committee, to the trustee of any trusts for the sole benefit of the Optionee and/or the Optionee’s spouse and/or the Optionee’s lineal descendants, or any partnership, limited liability company, corporation, or other entity all of the beneficial owners of which are the Optionee and/or the Optionee’s spouse and/or the Optionee’s lineal descendants, provided, however, that during the Unregistered Period Optionee shall continue to be subject to all of the terms and provisions of this Section 6 with respect to any remaining present or future interest whatsoever he/she/they may have in the transferred Restricted Securities, and, further provided that during the Unregistered Period the transferee of any such Restricted Securities shall likewise be subject to all such terms and conditions of this Section 6 as though such transferee were a party hereto.

(f)            Drag-Along. In the event of a Change in Control, the Company shall have the right (but not the obligation) to require the sale to the acquirer such percentage of the Restricted Securities (including any Restricted Securities transferred pursuant to Section 6(e)) as the Company shall elect, up to and including the percentage of the Company’s equity securities held by the selling equityholders which are sold by such selling equityholders in such Change in Control, for the price per share (after taking into account any applicable liquidation or other preferences) and the same form of consideration as the selling equityholders (except that if such consideration includes securities and Optionee or such other Optionee is not an “accredited investor”  or receipt of the securities by such Person would otherwise require registration or qualification of such securities, the Company may cause to be paid, in lieu of such securities, an amount of cash equal to the Fair Market Value of such securities (as determined by the Committee in its sole discretion) to such Person). The foregoing provision shall not in any way limit or be construed to limit the right of the Company to require the Optionee to execute any Stockholder-Related Agreement upon or following the exercise of the Option or the effect of any different drag-along or similar right of the Company or any of its stockholders that may be applicable to the Restricted Securities pursuant to such agreement.

(g)           Voting Rights. As a condition to the Optionee’s exercise of any Option pursuant to this Agreement, the Company may in its discretion require that the Optionee enter into a voting agreement that grants the Company the voting rights for all Shares acquired pursuant to the exercise of such Options, until the earlier of (i) 10 years from the date of exercise of the Option, or (ii) the end of the Unregistered Period, such voting agreement to be in such form as the Company reasonably may request.

(h)           Market Stand-Off Agreement. In the event of an initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Optionee agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares (other than those included in the registration) acquired pursuant to the exercise of the Option, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters.

7.             Optionee’s Representations. In the event that the Company’s issuance of the Shares purchasable pursuant to the exercise of this Option has not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached to this Agreement as Exhibit A or in such other form as the Company may request.

8.             Transferability of Option. Unless otherwise determined by the Committee if and to the extent the Option is a Non-Qualified Stock Option, the Option granted hereby is not Transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to Transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. All of the terms and conditions of this Agreement, including Transfer restrictions, vesting conditions and repurchase rights, shall be binding upon the executors, administrators, heirs, successors, assigns and any permitted transferees of the Optionee, mutatis mutandis.

9.             No Rights of Stockholders. Neither the Optionee nor any personal representative (or Beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

10.           No Right to Continued Employment or Service. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company or any of its Affiliates.

11.           Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

12.           Miscellaneous.

(a)            Governing Law; Jurisdiction; Jury Trial Waiver.

(i)             THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL QUESTIONS ARISING UNDER THIS AGREEMENT CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND THE OPTIONEE OR ANY OTHER HOLDER OF THE OPTION OR SHARES. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(ii)            In addition, the Optionee (i) consents to submit himself, herself or itself to the personal jurisdiction of the federal and state courts located in Texas if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iii) agrees that he, she or it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal or state courts located in Texas; and (iv) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 12(d). The Optionee hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12(d) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(iii)           NOTICE: BY SIGNING THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, HIS, HER OR ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ALL CLAIMS, CAUSES OF ACTIONS AND PROCEEDINGS (WHETHER IN CONTRACT, IN TORT, AT LAW OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR BE RELATED TO THE PLAN AND THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, CAUSE OF ACTION OR PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b)            Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(c)            Successors and Assigns. Except as otherwise provided in this Agreement or in the Plan, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(d)            Notices. Any notice provided for in this Agreement shall be in writing and shall be (a) personally delivered or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to the Optionee at such address as reflected on the signature page hereto, or at such address or to the attention of such other Person as the Optionee party has specified by prior written notice to the sending party or (b) sent by electronic mail (with electronic confirmation receipt). Notices will be deemed to have been given hereunder when delivered personally and one day after deposit with a reputable overnight courier service. Notice given by facsimile shall be deemed to have been given hereunder when the facsimile transmission itself is received, except if receipt by facsimile cannot be established, in which event notice shall be deemed to have been given when the confirmation is deemed to have been received (as specified in the preceding sentence). The Company’s address is:

Immersed Inc.
106 E. 6th STE 900-202

Austin, Texas 78701

Attn: Renji Bijoy
Email: renji@immersed.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: Adam Namoury

Email: Adam.Namoury@gtlaw.com

(e)            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate in good faith to replace unenforceable provision(s) with an enforceable provision(s), the effect of which comes as close as possible to that of the unenforceable provision(s). In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)            Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(g)            Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h)            Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(i)             Attorney Representation. Optionee acknowledges that: (a) he, she or it has read this Agreement; (b) he, she or it has either been represented in the preparation, negotiation and execution of this Agreement by legal counsel of his own choice or has voluntarily declined to seek such counsel; and (c) he, she or it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Optionee understands that the Company and/or its stockholders have been represented in the preparation, negotiation and execution of this Agreement by Greenberg Traurig, LLP and that Greenberg Traurig, LLP has not represented Optionee in the preparation, negotiation and execution of this Agreement.

(j)             Entire Agreement. This Agreement, together with the Plan and other agreements or instruments referred to herein or therein, represents the entire understanding between the Optionee and the Company regarding the subject matter hereof and supersedes all prior letters, discussions or other communications between the Optionee and the Company or any of its Affiliates regarding equity- or equity-based compensation from the Company or any of its Affiliates. The Optionee represents that neither the Company nor any of its Affiliates have made any representations or promises regarding equity- or equity-based compensation that are not set forth in this Agreement.

(k)            Section 83(i) Disclosure. The Participant is hereby advised, in accordance with IRS Notice 2018-97, that, unless otherwise determined by the Company, no election under Section 83(i) of the Code will be available with respect to any Shares delivered upon exercise of the Option, regardless of whether the Shares constitute “qualified stock” to a “qualified employee” as such terms are defined in Section 83(i) of the Code.

(l)             Interpretation. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “include,” “including” and “includes” mean “include, without limitation”, “including, without limitation” and “includes, without limitation”, respectively.

13.           Section 409A.

(a)            It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”). The provisions of this Agreement and the Plan shall be interpreted in a manner consistent with this intention. In the event that the Company believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including amending the Agreement to increase the Exercise Price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b)            Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(c)            The Optionee hereby is advised to consult with his or her own tax advisors as to the tax consequences of the grant, vesting and exercise of the Option and sale of the Shares.

14.           Clawback. If the Optionee, at any time during his or her Continuous Service or thereafter, breaches any of the provisions of any non-competition, non-solicitation, non-interference, non-disparagement, confidentiality or other restrictive covenant by which the Optionee is or may become bound for the benefit of the Company or any Affiliate of the Company, then, in addition to any other remedy that may be available to the Company or any of its Affiliates in law or equity and/or pursuant to any other provisions of this Agreement, the Plan and/or the applicable agreement with the restrictive covenant, the Committee may, in its sole discretion, (a) cancel the Option (whether or not then vested or exercisable) in its entirety without any payment in respect thereof, (b) cancel the Shares issued upon exercise (if applicable) upon payment of a cash payment in an amount equal to the lesser of the exercise price paid in respect thereof and the Fair Market Value thereof, as of the date of such cancellation, as determined by the Committee, and/or (c) require the Optionee to repay any dividends, repurchase payments or other proceeds, whether in cash or stock, received by the Optionee (or any permitted transferee) in respect of the Option, and/or in respect of the Shares acquired upon exercise of the Option, in the two-year period preceding the date of such breach.

15.           Restrictive Covenants. The Optionee, as consideration for, and as a condition to receiving, the Option hereunder agrees to, and shall be obligated to, concurrently with the execution of this Agreement, enter into any restrictive covenant agreement in such form as the Company reasonably may request, including, but not limited to, the Company’s Invention Assignment, Confidentiality, Non-Solicit, and Non-Compete Agreement.

16.           [California Award. The Option is a California Section 25102(o) Award as defined in Appendix A to the Plan.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Grant Date.

COMPANY:

IMMERSED INC.

By:
Name:
Its:

The Optionee acknowledges receipt of a copy of the Plan and represents that he, she or it has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and the Agreement. The Optionee further represents that he, she or it has had an opportunity to obtain the advice of counsel and the Optionee’s tax adviser prior to executing this Agreement.

OPTIONEE:

By:
[ ]

Address:

Signature Page to Stock Option Agreement

EXHIBIT A

SPOUSAL CONSENT

I, the undersigned spouse of ___________, hereby acknowledge that I have read (i) the Immersed Inc. 2025 Equity Incentive Plan Stock Option Agreement, dated as of the __ day of _________, 2025, by and between Immersed Inc., a Delaware corporation, and my spouse (the “Agreement”), and (ii) the Immersed Inc. 2025 Equity Incentive Plan (the “Plan”), and that I understand their contents. I am aware that the Agreement, the Plan and/or other Stockholder-Related Agreements (as defined in the Plan) (collectively, the Agreement, the Plan and other applicable Stockholder-Related Agreements, the “Applicable Agreements”) provide for the repurchase of my spouse’s Shares (as such term is defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Shares. I agree that my spouse’s interest in the Shares are subject to the Applicable Agreements and any interest I may have in such Shares shall be irrevocably bound by the Applicable Agreements and further that my community property interest, if any, shall be similarly bound by the Applicable Agreements.

I am aware that the legal, financial and other matters contained in the Applicable Agreements are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing the Applicable Agreements that I will waive such right.

Spouse

Witness

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

PURCHASER:	[__________]

COMPANY:	Immersed Inc.

SECURITY:	Series A Common Stock of Immersed Inc.

NUMBER OF SHARES:	[__________]

DATE:	[__________]

In connection with the purchase of the above-listed Securities, I, the Purchaser, represents to the Company the following:

(a)             I am aware of the Company’s business affairs and financial condition, and have acquired sufficient information about the Company and its risks as an early-stage entity to reach an informed and knowledgeable decision to acquire the Securities. I have had access to management of the Company and an opportunity to ask questions about the investment. I am purchasing these Securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b)             I understand that the Company’s issuance of the Securities has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. In this connection, I understand that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(c)             I further understand that the Securities must be held indefinitely unless the transfer is subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, I understand that the Company is under no obligation to register any transfer of the Securities. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless registered or such registration is not required in the opinion of counsel for the Company.

(d)             I am familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions specified in such rules as they may be in effect at the time of any resale by me. Notwithstanding this paragraph (d), I acknowledge and agree to the restrictions set forth in paragraph (e) hereof.

(e)             I further understand that in the event all of the applicable requirements of Rule 144 or Rule 701 are not satisfied, registration under the Securities Act, compliance with Section 4(a)(2), Regulation D, Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 and Rule 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 or Rule 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Signature of Purchaser:

Date:_____________________

EXHIBIT C

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, [insert name] (“Optionee”) does hereby sell, assign and transfer unto _________________________, _______________ ________________ of Immersed Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company represented by Certificate Nos. _________________ herewith and does hereby irrevocably constitute and appoint each principal of _________________________ (acting alone or with one or more other such principals) as attorney to transfer said securities on the books of the Company with full power of substitution in the premises to the appropriate acquirer thereof pursuant to that certain Option Agreement executed by Optionee, or any agreement or instrument referred to therein or contemplated thereby, and under no other circumstances.

Dated:
	Name:	[insert name]